Exhibit 10.1

2011 ANNUAL INCENTIVE PLAN

Effective Date: March 3, 2011

2011 ANNUAL INCENTIVE PLAN

1. PURPOSE

The purpose of the 2011 Annual Incentive Plan (the “Plan”) is to promote the success of Pacific Capital Bancorp and its subsidiaries (collectively, the “Company”) by rewarding certain key employees for providing outstanding services to the Company and by linking the overall compensation of such key employees to performance established goals that are designed to enhance the Company’s long-term financial success.

2. ADMINISTRATION

The Plan shall be administered by the Compensation Oversight Committee of the Board of Directors of Pacific Capital Bancorp (the “Committee”). The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any annual incentive award under the Plan (an “Incentive Award”), may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. The Committee shall determine the maximum dollar amount that may be payable by the Company pursuant to the Plan during each fiscal year (a “Plan Year”). In all cases, Incentive Awards will be paid out in cash.

3. PARTICIPATION

The Chief Executive Officer of the Company (the “CEO”) shall submit to the Committee a list of eligible employees for participation in the Plan for the current or upcoming Plan Year (each such eligible employee, a “Participant”). The Committee shall approve the inclusion of any Officer (as such term is defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) as a Participant in the Plan and the CEO shall approve the inclusion of all other employees as Participants in the Plan.

4. INCENTIVE AWARDS

A. Performance Objectives. Incentive Awards under the Plan shall be linked to the achievement of performance objectives (“Performance Objectives”) associated with the Company (“Company Objectives”) and with the business unit/department of the Participant or the Participant himself or herself (“Department or Individual Objectives”). The Performance Objectives for each Participant will be established each Plan Year based on criteria such as total revenue, revenue growth, net income, earnings, earnings growth, earnings per share, stock price, cash flow, efficiency ratio, total deposits, deposit growth, fee income, non-interest income, investment services earnings, investment services revenue, wealth management earnings, wealth management revenue, total loans, loan growth, loan charge offs, new trust assets, new trust fees, nonperforming assets to assets ratio, return on assets, return on equity, assets under management, trust earnings, trust growth, trust revenue and customer satisfaction. The Committee shall approve the Performance Objectives for each Officer Participant and the CEO shall approve the Performance Objectives for all other Participants.

B. Determination of Incentive Awards. The table below provides guidelines for the range of potential Incentive Awards, expressed as a percentage of base salary, and the allocation of Performance Objectives between Company Objectives and Department or Individual Objectives, based on the tier designation of a Participant. The Incentive Award opportunities and the allocation of Performance Objectives for any Participant may be different from that contemplated in the table below. In addition, these guidelines may be modified from time to time by the Committee in its sole and absolute discretion.

Participant Designation	Incentive Award Opportunities (Percent of Salary)			Performance Objectives (Weighting)
	Threshold Performance	Target Performance	Maximum Performance	Company	Department/ Individual

Tier I	25 - 30%	50 - 60%	75 - 90%	80%	20%

Tier II	17.5 - 20%	35 - 40%	52.5 - 60%	75%	25%

Tier III	12.5 - 15%	25 - 30%	37.5 - 45%	70%	30%

Tier IV	7.5 - 10%	15 - 20%	22.5 - 30%	0%	100%

Threshold performance is the minimum level of performance necessary for a Participant to be eligible to receive an Incentive Award. Target performance is the anticipated level of performance based on both historical data and management’s judgment of anticipated performance during the performance period. Maximum performance is the level of performance which based on historical data and management’s judgment would be exceptional or significantly beyond the expected. Any payment of an Incentive Award will be calculated using a ratable approach, where payouts are calculated as a proportion of threshold, target and maximum performance levels.

Each Plan Year, the CEO shall submit to the Committee the proposed tier level, Incentive Award opportunities and allocation of Performance Objectives for each Participant. The Committee shall approve the tier level, Incentive Award opportunities and allocation of Performance Objectives for each Officer Participant and the CEO shall approve the tier level, Incentive Award opportunities and allocation of Performance Objectives for all other Participants. For the avoidance of doubt, the tier level, Incentive Award opportunities and allocation of Performance Objectives for any Participant may be different from that contemplated in the table above. In addition, and notwithstanding the fact that Performance Objectives have been achieved, the Company may pay an Incentive Award of less than the amount contemplated by the Plan or otherwise determined with respect to a Participant, or may pay no Incentive Award at all. In addition, the Committee, in its sole and absolute discretion, may adjust or modify the calculation of Performance Objectives for a Plan Year, among other reasons, to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

C. Committee Discretion to Determine Incentive Awards. The Committee has the sole and absolute discretion to determine whether all or any portion of the Incentive Award contemplated by the Plan or otherwise determined with respect to a Participant will be paid, and the specific amount (if any) of any such Incentive Award to be paid to each Participant. The Committee has the sole and absolute discretion to reduce or eliminate a Participant’s Incentive Award. To this same extent, the Committee may at any time establish (and, once established, rescind, waive, or amend) additional conditions and terms of payment of Incentive Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. Without limiting the generality of the foregoing, a Participant must receive a minimum performance rating of “meets expectations” or better and adhere to the Company’s compliance standards to be eligible for any payment of an Incentive Award.

D. Time of Payment. Subject to the provisions of any separate written deferred compensation plan or agreement that may be applicable to a Participant, any Incentive Award payable under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 but in no event later than March 31 of the year following the Plan Year in which the performance period ends. Any such payment shall be in cash on such payment date as the Committee may approve or require, subject to applicable withholdings.

E. Tax Withholding. The Company shall withhold from any amounts payable under this Plan, or from any other compensation payable to a Participant, any and all federal, state and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required to be withheld from such payment under applicable law.

5. RECOVERY OF AWARDS

All payments made under the Plan are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and any other “clawback” obligations pursuant to applicable law. As a result, and by way of example, if the Company’s financial statements must be restated for any reason, to the extent required by Dodd-Frank, the Company must recover from each Participant, and each Participant agrees to promptly repay, any incentive-based compensation which would not have been earned under the restated financial statements.

6. TERMINATION OF EMPLOYMENT

If a Participant’s employment with the Company is terminated for any reason prior to the payment of an Incentive Award, no Incentive Award will be paid except as set forth below or as otherwise determined by the Committee in its sole and absolute discretion. Notwithstanding the foregoing, if a Participant is disabled and placed on disability leave, his/her Incentive Award may be prorated so that no Incentive Award will be earned during the period of disability leave. In the event of death, the Company may pay to the Participant’s estate the pro-rata portion of the Incentive Award that had been earned by the Participant. Employees who qualify for official retirement may receive payment for a pro-rata portion of the Incentive Award that they would be eligible for prior to retirement based on the actual attainment of the Performance Objectives.

7. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Board of Directors of Pacific Capital Bancorp (the “Board”) or the Committee may from time to time amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.

8. MISCELLANEOUS

A. No Right to Incentive Award or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board, the Committee or the CEO in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Incentive Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge a Participant in its sole and absolute discretion, without liability of any person, entity, or governing body under the Plan or otherwise. Nothing in this Section 8(A), however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Objectives have been attained, the Company shall have no obligation to pay any Incentive Award hereunder nor to pay the maximum amount of any Incentive Award or any prorated amount based on service during a Plan Year or otherwise.

B. Discretion. Any decision made or action taken by the Company or by the Board, Committee or CEO arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan shall be within the absolute discretion of such entity or person and shall be conclusive and binding upon all persons. No member of the Board or Committee, nor the CEO, shall have any liability for actions taken or omitted under the Plan by such person or any other person.

C. Arbitration. All claims, disputes and other matters in question arising out of or relating to this Plan shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in Santa Barbara, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in Santa Barbara, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to the dispute and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 8(D) below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Santa Barbara, California, unless otherwise agreed to by the parties.

D. Attorneys Fees. In the event of any arbitration or litigation concerning any controversy, claim, or dispute arising out of or relating to this Plan, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees, and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

E. No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets, which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

F. Non-Transferability of Benefits and Interests. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 8(F) shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

G. Law to Govern. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

H. Non-Exclusivity. The Plan does not limit the authority of the Company, the Board, the Committee or the CEO to grant awards or authorize any other compensation to any person under any other plan or authority.